August 11, 1994

Mr. Robert W. Casey, Jr.
Union Bank of Switzerland
299 Park Avenue
New York, NY  10171

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND UNION BANK OF SWITZERLAND

Dear Rob:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and Union Bank of Switzerland dated September 30, 1992 and effective as of December 22, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER


ACCEPTED & AGREED:
UNION BANK OF SWITZERLAND


By: ROBERT W. CASEY, JR.
    ROBERT W. CASEY, JR.
    Vice President

By: LAURENT CHAIX
    LAURENT CHAIX
    Assistant Vice President

Date: 9/23/94

cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears
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